Offer by

Neuberger Berman Real Estate Securities Income Fund Inc.

to Purchase for Cash
Up To 10% of Its Outstanding Shares
of Common Stock
(the "Common Shares")

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 29, 2009, UNLESS THE OFFER IS EXTENDED.

        THE OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC. (THE "FUND") OBTAINING FINANCING OR UPON ANY MINIMUM NUMBER OF COMMON SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "INTRODUCTION" AND "THE OFFER—CONDITIONS TO THE OFFER."

        NEITHER THE FUND NOR ITS BOARD OF DIRECTORS ("BOARD") IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING COMMON SHARES IN THE OFFER. EACH STOCKHOLDER IS URGED TO READ AND EVALUATE THE OFFER CAREFULLY. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS BOARD.

        COMMON SHARES TENDERED IN THE OFFER THAT BECAUSE OF PRORATION ARE NOT PURCHASED WILL BE RETURNED AT OUR EXPENSE TO YOU OR TO OTHER PERSONS AT YOUR DISCRETION.

Important Stockholder Information

        If you wish to tender all or any part of your Common Shares, you should either (i)(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) or (b) deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in the section "The Offer—Procedure for Tendering Common Shares" prior to the expiration date of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Common Shares.

        If you desire to tender your Common Shares and your Common Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in the Offer on a timely basis, you may tender such Common Shares by following the procedures for guaranteed delivery set forth in the section "The Offer—Procedure for Tendering Common Shares."

        To tender your Common Shares, you must follow the procedures described in the materials enclosed herewith. The Fund may reject any tender not fully in compliance with these procedures.

        A summary of the principal terms of the Offer appears on pages [1-4] hereof.

        If you have questions about the Offer, you can contact Mellon Investor Services LLC, the information agent for the Offer, at its respective addresses and telephone number set forth on the back cover of the Offer. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the information agent, or your broker, dealer, commercial bank, trust company or other nominee.

        IF YOU DO NOT WISH TO TENDER YOUR COMMON SHARES, YOU NEED NOT TAKE ANY ACTION.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

May 1, 2009

SUMMARY TERM SHEET

        This summary term sheet is a brief description of the material provisions of the Offer (as defined below) being made by Neuberger Berman Real Estate Securities Income Fund Inc. (the "Fund") to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the "Common Shares"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer"). The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share ("NAV") as determined by the Fund at the close of regular trading on the American Stock Exchange ("AMEX") on May 29, 2009, or such later date to which the Offer is extended.

        The following are some of the questions you, as a stockholder of the Fund, may have and answers to those questions. You should carefully read the Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of the Offer to Purchase and the Letter of Transmittal.

What and How Many Securities Is the Fund Offering to Purchase?

        The Fund is offering to purchase up to 10%, or 7,188,379 Common Shares (the "Offer Amount"), of its Common Shares. If the number of Common Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Common Shares tendered. If more Common Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Common Shares). Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date of the Offer. Stockholders may obtain such preliminary information from Mellon Investor Services LLC and may be able to obtain such information from their broker. Stockholders cannot be assured that all of their tendered Common Shares will be repurchased. Common Shares tendered in the Offer that are not purchased because of proration will be returned at our expense to you or to other persons at your discretion. See "The Offer—Terms of the Offer; Expiration Date."

How Much Are You Offering to Pay for My Common Shares and What Is the Form of Payment? Will I Have to Pay Any Fees or Commissions?

        The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the NAV as determined by the Fund at the close of regular trading on the AMEX on May 29, 2009, or such later date to which the Offer is extended. On April 28, 2009, the Fund's NAV was $1.85. Of course, the NAV can change every business day. See "The Offer—Terms of the Offer; Expiration Date," and "The Offer—Acceptance for Payment and Payment."

        If you tender your Common Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

What Is the Market Value of My Common Shares as of a Recent Date?

        On April 28, 2009, the closing price of a Common Share on the AMEX was $1.78. We advise you to obtain a recent quotation for Common Shares before deciding whether to tender your Common Shares. See "The Offer—Terms of the Offer; Expiration Date."

How Long Do I Have to Decide Whether to Tender in the Offer?

        You have until 12:00 Midnight, New York City time, on May 29, 2009, to decide whether to tender your Common Shares in the Offer. Further, if you cannot deliver everything required to make a valid tender to Mellon Investor Services LLC, the depositary for the Offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "The Offer—Procedure for Tendering Common Shares."

Do You Have the Financial Resources to Make Payment?

        Yes. Assuming the Fund purchases 7,188,379 Common Shares at 98% of the April 28, 2009 NAV of $1.85, the Fund's total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $13,032,531. The Fund intends to use a committed line of credit and cash on hand to pay the purchase price for Common Shares tendered. If necessary, the Fund also may sell some portfolio securities to raise the cash needed for the purchase of the Common Shares. See "The Offer—Source and Amount of Funds."

How Do I Tender My Common Shares in the Offer?

        To tender Common Shares, you must deliver a completed Letter of Transmittal to Mellon Investor Services LLC, the depositary for the Offer, not later than the time the Offer expires. If your Common Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Common Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration date of the Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three trading day period. See "The Offer—Procedure for Tendering Common Shares."

When and How Will I Be Paid for My Tendered Common Shares in the Offer?

        We will pay for all validly tendered and not withdrawn Common Shares, subject to the proration provisions noted in the Offer, promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in "The Offer—Conditions to the Offer." We do, however, reserve the right, in our sole discretion, to delay payment for Common Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption "The Offer—Plans and Proposals of the Fund; Regulatory Approvals." We will pay for your validly tendered and not withdrawn Common Shares by depositing the purchase price with Mellon Investor Services LLC, the depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely receipt by Mellon Investor Services LLC of a properly completed and duly executed Letter of Transmittal, any other required documents for such Common Shares and, for Common Shares held in street name, confirmation of a book-entry transfer of such Common Shares (as described in "The Offer—Procedure for Tendering Common Shares").

Until What Time Can I Withdraw Tendered Common Shares in the Offer?

        You can withdraw tendered Common Shares at any time until the Offer has expired and, if we have not agreed to accept your Common Shares for payment by June 29, 2009, you can withdraw them at any time after such time until we accept Common Shares for payment. See "The Offer—Withdrawal Rights."

How Do I Withdraw Tendered Common Shares in the Offer?

        To withdraw Common Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Information Agent) with the required information to Mellon Investor Services LLC, the depositary for the Offer, while you have the right to withdraw the Common Shares. If your Common Shares are held in street name by your broker, dealer, bank, trust company or other nominee, contact that firm to withdraw your tendered Common Shares.

        Withdrawals of tenders of Common Shares may not be rescinded, and any Common Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered by following one of the procedures described in the section "The Offer—Procedure for Tendering Common Shares" of this Offer to Purchase at any time prior to the expiration date. See "The Offer—Withdrawal Rights."

Will I Have to Pay Taxes if the Fund Purchases My Common Shares in the Offer?

        Generally, your sale of Common Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. For federal income tax purposes, the sale of Common Shares for cash will be treated either as (1) a sale or exchange of Common Shares, or (2) a distribution with respect to your Common Shares potentially taxable as a dividend. See "The Offer—Material Tax Considerations."

        You are urged to consult with your own tax advisor to determine the tax consequences of participating in the Offer.

What Is the Purpose of the Offer?

        The purpose of the Offer is to fulfill a commitment made by the Board at a February 2009 Board meeting to conduct a tender offer for up to 10% of its outstanding Common Shares. As part of the Board's review of available options to enhance stockholder value, the Offer is the latest in a series of steps taken by the Board and Neuberger Berman Management LLC, the Fund's investment manager, to address the discount at which Common Shares have typically traded. The Board will continue its comprehensive review of potential actions that may benefit the Fund and its stockholders. See "The Offer—Purpose of the Offer."

        Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Common Shares. Stockholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Common Shares and, if so, how many Common Shares to tender.

What Are the Most Significant Conditions to the Offer?

        The Offer is not conditioned upon the Fund obtaining financing or upon any minimum number of Common Shares being tendered. The Offer is, however, subject to other conditions. See "The Offer—Conditions to the Offer."

If I Decide Not to Tender My Common Shares in the Offer, How Will the Offer Affect My Common Shares?

        If you decide not to tender your Common Shares, you will still own the same number of Common Shares, and the Fund will still be a public company listed on the AMEX. However, you will be subject to any increased risks associated with the reduction in the Fund's total assets due to the payment for the tendered Common Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Common

Shares repurchased, and may have an adverse effect on the Fund's investment performance. The purchase of Common Shares in the Offer may reduce the number of holders of Common Shares and will reduce the number of Common Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Common Shares the public holds. See "The Offer—Certain Effects of the Offer."

Can the Offer Be Extended and Under What Circumstances?

        The Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied. See "The Offer—Extension of Tender Period; Termination; Amendment."

How Will I Be Notified if the Offer Is Extended?

        If we decide to extend the Offer, we will inform Mellon Investor Services LLC, the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:30 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See "The Offer—Extension of Tender Period; Termination; Amendment."

Who Can I Talk to if I Have Questions About the Offer?

        You can call Mellon Investor Services LLC, the information agent for the Offer, at (866) 223-8669 (toll free).

To the Holders of Common Shares of Neuberger Berman Real Estate Securities Income Fund Inc.:

INTRODUCTION

        Neuberger Berman Real Estate Securities Income Fund Inc. (the "Fund") hereby offers to purchase for cash up to 10% or 7,188,379 (the "Offer Amount") of its outstanding common stock, par value $0.0001 per share (the "Common Shares"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer"). The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share ("NAV") as determined by the Fund at the close of regular trading on the American Stock Exchange ("AMEX") on May 29, 2009, or such later date to which the Offer is extended (the "Per Share Amount").

        The Offer is being extended to all stockholders of Common Shares of the Fund and is not conditioned upon the receipt of financing or upon any minimum number of Common Shares being tendered. The Offer is subject to the conditions described in "The Offer—Conditions to the Offer."

Common Shares tendered in the Offer that, because of proration, are not purchased will be returned at our expense to you or to other persons at your discretion.

        Neither the Fund nor its Board of Directors ("Board") is making any recommendation to any stockholder whether to tender or refrain from tendering Common Shares in the Offer. Each stockholder is urged to read and evaluate the Offer carefully. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.

        Stockholders who determine not to tender their Common Shares in the Offer should consider that the Fund will not be limited in its right to issue additional Common Shares, and other equity securities in the future. In determining whether to tender Common Shares pursuant to the Offer, stockholders should also consider the possibility that they may be able to sell their Common Shares in the future on the AMEX or otherwise at a net price higher than the Per Share Amount. The Fund can give no assurance, however, as to the price at which a stockholder may be able to sell their Common Shares in the future. See "The Offer—Certain Effects of the Offer."

        As of April 28, 2009, there were 71,883,782 Common Shares outstanding. The Common Shares are listed and traded on the AMEX under the symbol "NRO." As of April 28, 2009, the closing price of a Common Share, as reported on the AMEX was $1.78 per Share.

        You are urged to obtain current market quotations for the Common Shares. Stockholders may contact the information agent, at (866) 223-8669 (toll free) to obtain net asset value quotations for the Common Shares prior to 6:00 p.m., New York City time, on the expiration date.

        You will not be obligated to pay brokerage fees, commissions or, except as set forth in "The Offer—Terms of the Offer; Expiration Date," stock transfer taxes on the sale of Common Shares pursuant to the Offer. However, if you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will pay all charges and expenses of Mellon Investor Services LLC (the "Depositary" and the "Information Agent") incurred in connection with the Offer. See "The Offer—Fees and Expenses." You may be subject to federal income tax on the receipt of cash for Common Shares purchased by us pursuant to the Offer. In addition, if you fail to complete, sign and return to the Depositary the

Substitute IRS Form W-9 that is included with the Letter Of Transmittal, you may be subject to required backup federal income tax withholding of 28% of the gross proceeds payable to you pursuant to the Offer, and certain non-U.S. stockholders may be subject to a 30% income tax withholding. See "The Offer—Material Tax Considerations."

        THE OFFER AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

        If you do not wish to tender your Common Shares, you need not take any action.

THE OFFER

1.    Terms of the Offer; Expiration Date

        Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay cash for up to 10% of the Fund's outstanding Common Shares, or 7,188,379 Common Shares in the aggregate, validly tendered and not withdrawn prior to the Expiration Date (as defined below). The Fund reserves the right to extend the Offer to a later Expiration Date. The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the NAV as determined by the Fund at the close of regular trading on the AMEX on May 29, 2009, or such later date to which the Offer is extended. The NAV on April 28, 2009 was $1.85. You can obtain current NAV quotations from the Depositary by calling (866) 223-8669 (toll free) during normal business hours. Stockholders tendering Common Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid on Common Shares tendered pursuant to the Offer. See "The Offer—Price Range of Common Shares; Dividends." Under no circumstances will interest be paid on the tender price for tendered Common Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Common Shares.

        If the number of Common Shares tendered and not withdrawn prior to the expiration date is less than or equal to 10%, the Fund will, upon the terms and conditions of the Offer, purchase all Common Shares so tendered. In such a case, stockholders in the Distribution Reinvestment Plan (the "DRIP") who properly tender all their Common Shares and do not withdraw such tender, we will deem to have given instructions under the DRIP to receive their last distribution in cash. If more than 10% of the Common Shares are tendered pursuant to the Offer and not withdrawn, we will purchase 10% of the Common Shares on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Common Shares) based on the number of Common Shares properly tendered and not withdrawn by each stockholder prior to the Expiration Date. See "The Offer—Acceptance for Payment and Payment." In each case, the Fund may determine not to purchase any Common Shares because one or more conditions described in the section "The Offer—Conditions to the Offer" of this Offer to Purchase are not met.

        "Expiration Date" means 12:00 Midnight, New York City time, on May 29, 2009, unless we extend the period of time for which the Offer is open, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

        Stockholders should consider the relative costs of tendering Common Shares at a 2% discount to NAV pursuant to the Offer or selling Common Shares at the market price with the associated transaction costs.

        If a stockholder holds in the aggregate less than one hundred Common Shares (i.e., an "odd lot") and tenders all his or her Common Shares, and so certifies in the Letter of Transmittal; and if applicable, in the Notice of Guaranteed Delivery, all such Common Shares tendered will be accepted and will not be taken into account in prorating the remaining Common Shares. In such a case, stockholders in the DRIP who properly tender all their Common Shares and do not withdraw such tender, we will deem to have given instructions under the DRIP to receive their last distribution in cash.

        Except as described herein, withdrawal rights expire on the Expiration Date. The Fund does not contemplate extending the Offer or increasing the number of Common Shares covered by the Offer if more than 10% of the Common Shares are tendered.

        The Offer is being made to all stockholders of Common Shares of the Fund and is not subject to the receipt of financing or upon any minimum number of Common Shares being tendered in the Offer. The Offer is subject to other conditions as described in "The Offer—Conditions to the Offer."

        The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Common Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Common Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her Common Shares.

        If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During the extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her Common Shares.

        Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.

        Tendering stockholders will not be obligated to pay transfer taxes on the purchase of Common Shares by the Fund, except as set forth below. If payment of the purchase price is to be made to, or Common Shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Common Shares to the Fund pursuant to the Offer, then the amount of any stock transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

        On April 28, 2009, there were approximately 71,883,782 Common Shares outstanding. The Fund has been advised that no Directors or officers of the Fund intend to tender any Common Shares pursuant to the Offer.

2.    Extension of Tender Period; Termination; Amendment

        The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Common Shares tendered will be computed as of the close of ordinary trading on the AMEX on the Expiration Date, as extended. During any such extension, all Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Common Shares or, subject to applicable law, postpone payment for Common Shares upon the occurrence of any of the conditions specified in the section "The Offer—Conditions of the Offer" of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Common Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

        If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Common Shares, or the Fund increases or decreases the number of Common Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.    Acceptance for Payment and Payment

        Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Common Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section "The Offer—Withdrawal Rights" of this Offer to Purchase, promptly after the Expiration Date of the Offer. In addition, we reserve the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Common Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption "The Offer—Plans and Proposals of the Fund; Regulatory Approvals." For a description of our right to terminate the Offer and not accept for payment or pay for Common Shares or to delay acceptance for payment or payment for Common Shares, see "The Offer—Extension of Tender Period; Termination; Amendment."

        For purposes of the Offer, we shall be deemed to have accepted for payment tendered Common Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Common Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of such Common Shares via the Direct Registration System ("DRS") (or of a confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer—Procedure for Tendering Common Shares")), a properly completed and duly executed Letter of Transmittal and any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Common Shares and other required documents occurs at different times. For a description of the procedure for tendering Common Shares pursuant to the Offer, see "The Offer—Procedure for Tendering Common Shares." Pursuant to the Offer, Common Shares that have been tendered and accepted for payment by the Fund will constitute authorized but unissued Common Shares.

        Under no circumstances will we pay interest on the consideration paid for Common Shares pursuant to the Offer, regardless of any delay in making such payment. If we increase the consideration to be paid for Common Shares pursuant to the Offer, we will pay such increased consideration for all Common Shares purchased pursuant to the Offer.

        If any tendered Common Shares are not purchased pursuant to the Offer for any reason, other than as a result of the proration procedures described below, or if more Common Shares are submitted than are tendered, such unpurchased or untendered Common Shares will be returned to your account held through the DRS or, in the case of Common Shares tendered by book-entry transfer, via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

        If more than 10% of the Common Shares are validly tendered and not withdrawn prior to the Expiration Date, we will accept for payment and pay for only 10% of the Common Shares on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Common Shares) based on the number of Common Shares properly tendered by each stockholder prior to or on the Expiration Date and not withdrawn. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker. Unless otherwise indicated on the Letter of Transmittal, any properly tendered Common Shares that are not accepted for payment and paid for because of proration will be returned at our expense to you or to other persons at your discretion.

        If the Fund is delayed in its acceptance for payment of, or in its payment for, Common Shares, or is unable to accept for payment or pay for Common Shares pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Common Shares, and such Common Shares may not be withdrawn, unless and except to the extent tendering stockholders are entitled to withdrawal rights as described in the section "The Offer—Withdrawal Rights" of this Offer to Purchase.

        The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 98% of the NAV as determined by the Fund at the close of regular trading on the AMEX on May 29, 2009, or such later date to which the Offer is extended.

        If you own your Common Shares through a broker or other nominee, and your broker or nominee tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

4.    Procedure for Tendering Common Shares

        To tender Common Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of the Offer (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (B) for Common Shares held at The Depository Trust Company, delivery of such Common Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

        Stockholders having Common Shares that are registered in the name of a Nominee Holder, such as a broker, dealer, commercial bank, trust company or other nominee, should contact such firm if they desire to tender their Common Shares.

        If the Letter of Transmittal or any stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

        Letters of Transmittal should be sent to the Depositary; they should not be sent or delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility (as defined below). Any documents delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

        Book-Entry Delivery.    The Depositary has established an account with respect to the Common Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Common Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of the Offer by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP) (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (i)(a) the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered herewith exactly as the name of such holder(s) appears on the Direct Registration Account(s), (b) payment and delivery are to be made directly to such holder(s) and (c) such holder(s) have not completed the instruction entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Common Shares are tendered for the account of an Eligible Institution.

        Guaranteed Delivery.    If you wish to tender Common Shares pursuant to the Offer and cannot deliver such Common Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Common Shares if all of the following conditions are met:

          (i)  for Common Shares held in street name, such tender is made by or through an Eligible Institution;

         (ii)  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

        (iii)  a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal and, for Common Shares held in street name, confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility, are received by the Depositary within three AMEX trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Common Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Back-up Withholding.    Under the federal income tax law, the Depositary will be required to withhold 28% of the amount of any payments made to individuals and certain non-corporate stockholders pursuant to the Offer. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment.

        Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Common Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Common Shares. Our interpretation of the terms and conditions of the Offer will be final and binding. Neither the Fund, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        The tender of Common Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Common Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Common Shares complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Common Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Common Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Common Shares, upon the terms and subject to the conditions of the Offer.

        By submitting the Letter of Transmittal subject to, and effective upon, acceptance for payment of the Common Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Common Shares in accordance with the terms of the Offer, the tendering stockholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Common Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Common Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Common Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering stockholder, of the purchase price, (b) present such Common Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Common Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering stockholder with respect to such Common Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering stockholder (and, if given, will not be effective.)

        By submitting the Letter of Transmittal, and in accordance with the terms and conditions of the Offer, the tendering stockholder also shall be deemed to represent and warrant that: (a) the tendering stockholder has full power and authority to tender, sell, assign and transfer the tendered Common Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Common Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Common Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); and (d) the tendering stockholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

5.    Withdrawal Rights

        You may withdraw tenders of Common Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 29, 2009 unless such Common Shares are accepted for payment as provided in the Offer. If we extend the period of time during which the Offer is open or are delayed in accepting for payment or paying for Common Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Common Shares tendered, and such Common Shares may not be withdrawn except as otherwise provided in this section.

        To withdraw tendered Common Shares, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Common Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer, and the notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn and the number of Common Shares to be withdrawn and the name of the registered holder of Common Shares, if different from that of the person who tendered such Common Shares. If the Common Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Common Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Shares. In addition, such notice must specify, in the case of Common Shares tendered by DRS transaction, the name of the registered holder (if different from that of the tendering stockholder) and the number of Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares. Withdrawals may not be rescinded, and Common Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-entered by again following one of the procedures described in "The Offer—Procedures for Tendering Shares" at any time prior to the Expiration Date.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. Neither the Fund, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6.    Material Tax Considerations

        The following is a discussion of material U.S. federal income tax consequences of the Offer to holders of Common Shares whose stock is tendered and accepted for payment pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder's particular circumstances or to a holder subject to special treatment under the U.S. federal income tax law. Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, stockholders holding Common Shares as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates. In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders. The discussion assumes that the Common Shares tendered are held as "capital assets" within the meaning of Code section 1221.

        Each holder of Common Shares should consult its own tax advisor as to the particular U.S. federal income tax consequences to it of participating in the Offer and the applicability and effect of state, local or foreign tax laws.

        The tax treatment of a holder that tenders its Common Shares in the Offer will depend on whether the holder's receipt of cash for Common Shares pursuant to the Offer is treated as a sale or exchange of the Common Shares or instead as a distribution with respect to the Fund's stock that is actually or constructively owned by the holder.

        U.S. Holders.    As used herein, the term "U.S. Holder" means any holder of Common Shares that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, (3) any trust the income of which is subject to U.S. federal income taxation regardless of its source or (4) an estate the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons can make all substantial decisions.

        Characterization of the Sale of Common Shares Pursuant to the Offer.    The sale of Common Shares by a holder pursuant to the Offer will be treated as a "sale or exchange" for U.S. federal income tax purposes only if the receipt of cash upon such sale:

1.
is "substantially disproportionate" with respect to the holder,

2.
results in a "complete redemption" of the Fund's stock owned by the holder, or

3.
is "not essentially equivalent to a dividend" with respect to the holder.

        In determining whether any of the above three tests is satisfied, a holder must take into account not only stock that it actually owns, but also stock that it constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of the Fund's stock by a holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

        1.    Substantially Disproportionate

        The purchase of Common Shares pursuant to the Offer will be substantially disproportionate with respect to a holder if the percentage of the Fund's then outstanding stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the Fund's stock owned by the holder determined immediately before the purchase. In no event will a purchase of Common Shares be substantially disproportionate with respect to a holder that owns 50% or more of the Fund's combined voting power after the conclusion of the Offer.

        2.    Complete Redemption

        The purchase of Common Shares pursuant to the Offer will result in a complete redemption of a holder's equity interest if (i) all of the Fund's stock actually owned by the holder is sold pursuant to the Offer, (ii) all of the Fund's stock constructively owned by the holder, is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the holder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund's stock that otherwise would be considered as constructively owned by the holder and (iii) after the Shares are sold the holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund's stock. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

        3.    Not Essentially Equivalent to a Dividend

        The purchase of Common Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the holder's proportionate interest in the Fund's stock as a result of our purchase of Common Shares constitutes a "meaningful reduction" of the holder's interest. Whether the receipt of cash by a holder who sells Common Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the holder's particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation's business should constitute a meaningful reduction. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

        Assuming any of the above three tests is satisfied with respect to a sale of Common Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Common Shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Common Shares sold were held for more than one year. Capital loss can generally only be used to offset capital gain. Under current law, long-term capital gain of a U.S. individual is subject to a maximum 15% U.S. federal income tax rate.

        If none of the three tests is satisfied with respect to a sale of Common Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder's stock in an amount equal to the cash it receives pursuant to the Offer. The distribution, in form, may be treated as an ordinary income dividend, although it is possible that the distribution could be treated as a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Current law imposes a maximum 15% U.S. federal income tax rate with respect to "qualified dividend income" of U.S. individuals. However, dividends paid by real estate investment trusts ("REITs"), and dividends paid by a regulated investment company that are attributable to dividends received from REITs, generally are not "qualified dividend income." Thus, all or a portion of any amount that a U.S. Holder receives from the Fund in connection with the Offer that is treated as a dividend may not constitute qualified dividend income eligible for the reduced 15% U.S. federal income tax rate. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund's current or accumulated earnings and profits will reduce the U.S. Holder's tax basis in its Common Shares until that basis is brought to zero and then as gain from the sale or exchange of such Common Shares. Any basis of a U.S. Holder in Common Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund's stock.

        Foreign Holders.    As used herein, the term "Foreign Holder" means any holder other than a U.S. Holder. The following discussion does not address the U.S. federal income tax consequences to Foreign Holders that beneficially held more than 5 percent of the Fund's stock at any time. Any such Foreign Holder should consult their own tax advisor regarding the U.S. federal income tax consequences of the Offer. Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to U.S. federal income tax on gains realized on the sale of Common Shares pursuant to the Offer unless (i) the gain is effectively connected with the foreign Holder's conduct of trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

        To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, it will be subject to a 30% U.S. withholding tax, which the Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder's country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable forms, that such Foreign Holder qualifies for benefits under such treaty. In lieu of the 30% withholding tax, a Foreign Holder will be subject to U.S. federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder's conduct of a trade or business within the United States.

        Foreign Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax law.

        Backup Withholding.    Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number ("TIN"), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

        If we are not provided with the correct TIN or an adequate basis for exemption, a U.S. Holder may be subject to backup withholding at a rate of 28% imposed on the gross proceeds received in the Offer (regardless of the amount of gain, or loss, the holder may realize from the proceeds). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

        This tax discussion is included for general information. The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the offering holder. No information is provided as to the state, local or foreign tax consequences of the Offer. Holders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering Common Shares under the Offer and the effect of the constructive ownership rules mentioned above.

7.    Price Range of Common Shares; Dividends

        The Common Shares are listed and principally traded on the AMEX. The following table sets forth for the periods indicated the high and low sales prices per Common Share on the AMEX based on published financial sources.

	High	Low
2007
Second Quarter	$18.04	$15.31
Third Quarter	$16.11	$11.38
Fourth Quarter	$14.90	$10.92
2008
First Quarter	$12.30	$9.37
Second Quarter	$11.67	$9.35
Third Quarter	$9.55	$6.42
Fourth Quarter	$7.35	$1.22
2009
First Quarter	$2.32	$0.84

        On April 28, 2009, the last reported sales price of the Common Shares reported on the AMEX was $1.78.

        We urge you to obtain current market quotations for the Common Shares.

        Stockholders tendering Common Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Common Shares tendered pursuant to the Offer. At this time, a cash dividend has been declared by the Board with a record date occurring before the Expiration Date and that, accordingly, holders of Common Shares purchased pursuant to the Offer will receive such dividend with respect to such Common Shares. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

8.    Certain Information Concerning the Fund.

        The Fund's principal executive offices are located at 605 Third Avenue, New York, NY 10158-0180, telephone: (877) 461-1899.

        Available Information about the Fund.    The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund's directors and officers, their remuneration, the principal holders of the Fund's securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC's web site (http://www.sec.gov).

        Except as otherwise stated in the Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

        Agreements Involving the Fund.    Neuberger Berman Management LLC ("NB Management") acts as the Fund's investment manager pursuant to an interim management agreement. NB LLC acts as the Fund's sub-adviser pursuant to an interim sub-advisory agreement with NB Management. The Fund is not responsible for payment of any sub-advisory fees.

        NB Management and NB LLC are providing services to the Fund under interim agreements pending stockholder approval of new management and sub-advisory agreements. The prior agreements automatically terminated upon Lehman Brothers Holdings Inc. sale of a controlling interest in NB Management and NB LLC.

        NB Management has entered into a contractual fee waiver arrangement with the Fund to waive a portion of the Fund's management fee for a specified number of years. NB Management recently announced that it would voluntarily extend the contractual management fee waivers currently in place for the Fund for an additional one-year period.

        The Fund also is a party to certain other service agreements. The Fund has an administration agreement with NB Management that provides that NB Management shall supervise the business and affairs of the Fund and shall provide such services required for effective administration of the Fund as are not provided by employees or other agents engaged by the Fund. The Bank of New York Mellon serves as the Fund's transfer agent, registrar, and dividend paying agent.

        The Fund also has entered into a $240 million secured, committed, three-year revolving credit facility (the "Facility") with State Street Bank and Trust Company ("State Street") pursuant to a Credit Agreement dated as of September 4, 2008. Under the terms of the Facility, interest is charged on Libor Loans at an adjusted Libor rate and is payable on the last day of each interest period. The Fund paid an up-front fee for the Facility and pays a Facility fee in arrears based on the entire amount of the Facility. There were no loans outstanding pursuant to the Facility at April 28, 2009.

9.    Source and Amount of Funds

        The actual cost to the Fund cannot be determined at this time because the number of Common Shares to be purchased will depend on the number tendered, and the price will be based on the NAV on the Expiration Date. If the NAV on that date were the same as the NAV on April 28, 2009, and if 10% of the outstanding Common Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $13,032,531.

        The Fund intends to use a committed line of credit and cash on hand to pay the purchase price for Common Shares tendered. For a description of the committed line of credit with State Street see the section "The Offer—Certain Information Concerning the Fund." If necessary, the Fund also may sell some securities in the Fund's investment portfolio to raise the cash needed for the purchase. The Directors believe that the Fund has monies, either as cash, pursuant to the committed line of credit, or through the sale of portfolio securities, to purchase the Common Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Directors, there is not sufficient monies to pay for tendered Common Shares, the Fund may terminate the Offer. See "The Offer—Conditions of the Offer."

10.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares.

        The business address of the Directors and executive officers of the Fund is 605 Third Avenue, New York, New York 10158-0180. As of April 28, 2009, the Directors and executive officers of the Fund did not beneficially own any Common Shares except for Faith Colish, a Director of the Fund, who owned

100 Common Shares of the Fund, constituting less than 1% of the outstanding Common Shares of the Fund.

        Based upon the Fund's records and upon information provided to the Fund by its Directors and executive officers, neither the Fund nor, to the best of the Fund's knowledge, any of the Directors or executive officers of the Fund, has effected any transactions in the Common Shares except for distribution reinvestment, during the sixty business day period prior to the date hereof.

        To the best of the Fund's knowledge, none of the Fund's executive officers, Directors, or affiliates, including NB LLC, currently intends to tender Common Shares, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

        Except as set forth in this Offer to Purchase, to the best of the Fund's knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund's executive officers or directors, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.    Certain Effects of the Offer.

        Effect on NAV and Consideration Received by Tendering Stockholders.    To pay the aggregate purchase price of Common Shares accepted for payment pursuant to the Offer, the Fund anticipates using a committed line of credit and cash on hand to pay the purchase price for Common Shares tendered. If necessary, the Fund also may sell some securities in the Fund's investment portfolio to raise the cash needed for the purchase.

        If the Fund is required to sell portfolio securities to raise cash to finance the Offer, the market prices of the Fund's portfolio securities, and hence the Fund's NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Common Shares to be paid in the Offer will be dependent upon the NAV as determined on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering stockholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund's NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering stockholders and the value per Common Shares for non-tendering stockholders.

        Stockholders should note that the Offer may result in accretion to the Fund's NAV following the Offer, due to the fact that the tender price would represent a 2% discount to the Fund's NAV at that time. There is no guarantee that the potential accretion to the Fund's NAV will offset any decline in the Company's NAV as discussed above and the expenses of the Offer.

        The Fund may sell portfolio securities during the pendency of the Offer to raise the cash for the purchase of Common Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This large cash position may interfere with the Fund's ability to meet its investment objective.

        The Fund is required by law to pay for tendered Common Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Common Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Common Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Common Shares tendered, it may extend the Offer to allow additional time to raise sufficient cash.

        Reduction in Shares Outstanding.    The Fund's purchase of Common Shares in the Offer will reduce the number of its Common Shares that might otherwise trade publicly and may reduce the number of its stockholders. Assuming the Offer is fully subscribed, the Fund will have 64,695,403 Common Shares outstanding following the purchase of Common Shares tendered in the Offer. The actual number of Common Shares outstanding will depend on the number of Common Shares tendered and purchased in the Offer. This may reduce the volume of trading in the Common Shares and make it more difficult to buy or sell significant amounts of Common Shares without affecting the market price, which could adversely affect continuing stockholders.

        Stock Exchange Listing.    Common Shares the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for the Fund to issue without further stockholder action (except as required by applicable law or the rules of the AMEX or any other securities exchange on which the Common Shares are then listed) for purposes including, without limitation, the raising of additional capital for use in the Fund's business and the satisfaction of obligations under existing or future compensation programs for Directors.

        Effect on Registration.    As noted earlier, the Common Shares are registered under the 1940 Act and the Exchange Act, which requires, among other things, that the Fund furnish certain information to its stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of its stockholders. The Fund believes that its purchase of Common Shares pursuant to the Offer will not result in deregistration of the Common Shares under the 1940 Act or the Exchange Act. Moreover, the Offer also allows stockholders to sell a portion of their Common Shares while retaining a continuing equity interest in the Fund.

        Recognition of Capital Gains.    As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund's fiscal year on October 31. This recognition and distribution of gains, if any, would have two negative consequences: first, stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the stockholders at ordinary income rates. This could adversely affect the Fund's performance.

        Tax Consequences of Repurchases to Stockholders.    The Fund's purchase of tendered Common Shares pursuant to the Offer will have tax consequences for tendering stockholders and may have tax consequences for non-tendering stockholders. See "The Offer—Material Tax Considerations."

        Effect on Remaining Stockholders, Higher Expense Ratio and Less Investment Flexibility.    The purchase of Common Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate equity interest in the Fund of non-tendering stockholders, and thus, in the Fund's future earnings and assets. Stockholders may be able to sell non-tendered Common Shares in the future on the AMEX or otherwise at a net price as high as or higher than the Per Share Amount. The Fund can give no assurance, however, as to the price at which a stockholder may be able to sell their Common Shares in the future.

        All stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund's aggregate assets resulting from payment for the tendered Common Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Common Shares repurchased, and may have an adverse effect on the Fund's investment performance.

        Possible Proration.    If greater than 10% of the Common Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Common Shares tendered on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Common Shares). Accordingly, stockholders cannot be assured that all of their tendered Common Shares will be repurchased.

12.    Purpose of the Offer.

        The purpose of the Offer is to fulfill a commitment made by the Board at a February 2009 Board meeting to conduct a tender offer for up to 10% of its outstanding Common Shares. As part of the Board's review of available options to enhance stockholder value, the Offer is the latest in a series of steps taken by the Board and NB Management to address the discount at which Common Shares have typically traded.

        There can be no assurance that this Offer will reduce or eliminate any spread between market price and the NAV of the Common Shares. The market price of the Common Shares will, among other things, be determined by the relative demand for and supply of Common Shares in the market, the Fund's investment performance, the Fund's distributions and yields and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offer, the Board will continue its comprehensive review of potential actions that may benefit the Fund and its stockholders. Therefore, the Fund cannot assure you that it will make a similar tender offer in the future other than any tender offers pursuatn to the previously announced Tender Offer Program.

        Neither the Fund nor its Board makes any recommendation to any stockholder as to whether to tender or refrain from tendering any or all of such stockholder's Common Shares and has not authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Common Shares and, if so, how many Common Shares to tender.

13.    Conditions to the Offer

        Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Directors, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund's Common Shares from the AMEX; (b) impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of stockholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Common Shares tendered would require liquidation of such a substantial portion of the Fund's securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering stockholders; (3) there is any (a) in the Board's judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the AMEX or other national securities exchange(s); (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board's judgment, other event or condition which would have a material adverse effect on the Fund or its stockholders if tendered Common Shares were purchased; or (4) the Board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its stockholders. The Directors may modify these conditions in light of experience.

        The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Common Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in the section "The Offer—Extension of Tender Period; Termination; Amendment" of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in the section "The Offer—Extension of Tender Period; Termination; Amendment" of this Offer to Purchase.

        The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14.    Plans or Proposals of the Fund; Regulatory Approvals

        Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund's present capitalization (except as resulting from the Offer, the previously announced Tender Offer Program or otherwise set forth herein); or any other material changes in the Fund's structure or business.

        Except as described in this Offer to Purchase, the Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Common Shares as contemplated by the Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund's acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligation to accept for payment and pay for

Common Shares under the Offer is subject to various conditions. See "The Offer—Conditions to the Offer."

15.    Fees and Expenses

        The Fund has retained Mellon Investor Services LLC to act as the Information Agent and Depositary in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

        The Fund will not pay any fees or commissions to any broker or dealer, commercial bank, trust company or other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

16.    Miscellaneous

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer—Certain Information Concerning the Fund" of the Offer (except that such information will not be available at the regional offices of the SEC).

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

May 1, 2009

        The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below. If you have questions or need additional copies of the Offer and the Letter of Transmittal, you can contact the Information Agent at its addresses and relevant telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Depositary and Information Agent for the Offer is:

Mellon Investor Services LLC

(866) 223-8669 (toll free)

By First Class Mail, By Overnight Courier, By Hand:

By First Class Mail:	By Registered Certified or Express Mail or Overnight Courier:	By Hand:
Mellon Investor Services LLC Attn: Corporate Action Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Newport Office Center VII 480 Washington Boulevard Mail Drop—Reorg Attn: Reorganization Dept., 27th Floor Jersey City, NJ 07310	Mellon Investor Services LLC Newport Office Center VII 480 Washington Boulevard Mail Drop—Reorg Attn: Reorganization Dept., 27th Floor Jersey City, NJ 07310

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